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                                    EXHIBIT A
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                       NTS-PROPERTIES PLUS, LTD. ANNOUNCES
                                THE COMPLETION OF
                            ITS MERGER WITH ORIG, LLC

         Louisville, Kentucky,--June 25, 2002-- NTS-Properties Plus, Ltd. is pleased to announce the completion of its merger pursuant to the Agreement and Plan of Merger, dated March 1, 2002, between NTS-Properties Plus, Ltd. and ORIG, LLC. ORIG, LLC will pay $1.30 per limited partnership interest for each limited partnership interest in NTS-Properties, Plus, Ltd. owned by persons other than ORIG, LLC or its affiliates as of 5:00 p.m. Eastern Daylight Savings Time on June 25, 2002. Effective as of 5:00 p.m. Eastern Daylight Savings Time on June 25, 2002, NTS-Properties, Plus, Ltd. will be merged with and into ORIG, LLC with ORIG, LLC as the entity surviving the merger, and NTS-Properties Plus, Ltd. will no longer be publicly traded.